Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation

Reports Earnings for the Year Ended December 31, 2003

MILWAUKEE—February 17, 2004 — Sensient Technologies Corporation (NYSE: SXT) announced today that revenue increased 5.1% to $987.4 million from $939.9 million for the year ended December 31, 2003. Diluted earnings per share were up 2.4% to $1.73 from the prior year’s $1.69 per share for diluted earnings.

The Company recorded a special charge of $6.5 million ($4.7 million after taxes) to reflect expenses associated with its previously announced program to reduce headcount and improve operating efficiencies. The Company’s results also included a one-time credit of $13.3 million ($8.2 million after taxes) in connection with eliminating its subsidy for certain post-retirement programs.

For the fourth quarter ended December 31, 2003, revenue fell to $243.1 million from $249.2 million for the same period in the prior year. Fourth quarter 2003 diluted earnings per share were 40 cents versus 47 cents per share in the comparable period of 2002. In addition to the items discussed above, fourth quarter results for 2002 and 2003 include tax benefits for the settlement of prior years’ tax liabilities.

“We have been experiencing softness in our North American food and beverage markets,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “However, we expect our recently announced cost cutting and other initiatives to produce positive results in the second half of 2004.”

- MORE -

Sensient Technologies Corporation Earnings Release - Year ended December 31, 2003 February 17, 2004	Page 2

BUSINESS REVIEW

Revenue for the Flavors & Fragrances Group rose by 3.9% to $594.7 million for the year ended December 31, 2003, compared to $572.2 million in the past year. Operating income fell 2.1% to $83.8 million from $85.5 million in 2002. Fourth quarter Flavors & Fragrances Group revenue was up 3.7% to $151.5 million from fourth quarter 2002. Operating income decreased to $19.9 million from $22.2 million compared to the prior year’s fourth quarter. Both quarterly and full year revenue benefited from favorable foreign currency exchange rates. Operating income for the year and the quarter decreased as a result of lower demand for flavors in Europe and North America. Quarterly operating income was also affected by competitive pricing pressures and increased costs within the dehydrated flavors product line.

Color Group revenue increased 4.2% to $360.9 million for the year ended December 31, 2003, compared to $346.5 million in 2002. Operating income dipped from $80.7 million in 2002 to $71.6 million in 2003. For the fourth quarter, Color Group revenue was $82.3 million compared to $94.1 million in the previous year’s fourth quarter. Operating income decreased to $12.2 million from $21.1 million in the fourth quarter. Favorable foreign currency exchange rates, higher sales of natural colors in Europe, and strong growth in cosmetic colors combined to increase full year revenue. Operating income and revenue for both the quarter and the full year were affected by lower volumes and heightened price competition in synthetic food and beverage colors. Quarterly operating income was also impacted by lower sales of technical colors.

- MORE -

Sensient Technologies Corporation Earnings Release - Year ended December 31, 2003 February 17, 2004	Page 3

2004 OUTLOOK

Sensient expects diluted earnings per share to be between $1.75 and $1.80 in 2004. First quarter 2004 earnings per share are projected to be approximately 32 cents.

“In 2004 we will continue our focus on new geographic markets and on cosmetic, natural and technical colors,” said Mr. Manning. “Our business is strong, and we have a solid foundation for long-term sustainable growth.”

CONFERENCE CALL

The Company will host a conference call to discuss its 2003 financial results at 10:00 a.m. Central Standard Time (CST) on Tuesday, February 17, 2004. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CST on February 17, 2004, through 1:00 a.m. CST on February 25, 2004, by calling (706) 645-9291 and referring to passcode 5179529. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2002, and quarterly report on Form 10-Q for the quarter ended September 30, 2003. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

- MORE -

Sensient Technologies Corporation Earnings Release - Year ended December 31, 2003 February 17, 2004	Page 4

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical ingredient systems, inkjet and specialty inks, displayimaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient-tech.com

- MORE -

Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5

Consolidated Statements of Earnings

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
Revenue	$243,095	$249,192	(2.4)	$987,408	$939,886	5.1

Cost of products sold	172,281	169,803	1.5	675,412	633,011	6.7
Selling and administrative expenses	34,603	41,082	(15.8)	168,036	160,380	4.8
Special charges	6,476	—		6,476	—

Operating income	29,735	38,307	(22.4)	137,484	146,495	(6.2)
Interest expense	6,681	7,095		29,140	29,523

Earnings before income taxes	23,054	31,212	(26.1)	108,344	116,972	(7.4)
Income taxes	4,420	8,838		26,912	36,282

Net earnings	$18,634	$22,374	(16.7)	$81,432	$80,690	0.9

Earnings per common share:
Basic	$0.40	$0.47	(14.9)	$1.74	$1.70	2.4

Diluted	$0.40	$0.47	(14.9)	$1.73	$1.69	2.4

Average common shares outstanding:
Basic	46,509	47,230	(1.5)	46,741	47,379	(1.3)

Diluted	46,733	47,671	(2.0)	47,041	47,788	(1.6)

Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,

Revenue	2003	2002	% Change	2003	2002	% Change
Flavors & Fragrances	$151,474	$146,090	3.7	$594,674	$572,187	3.9
Color	82,325	94,083	(12.5)	360,876	346,452	4.2
Corporate & other	17,484	15,595	12.1	66,278	59,464	11.5
Intersegment elimination	(8,188)	(6,576)	24.5	(34,420)	(38,217)	(9.9)

Consolidated	$243,095	$249,192	(2.4)	$987,408	$939,886	5.1

Operating Income	2003	2002	% Change	2003	2002	% Change
Flavors & Fragrances	$19,878	$22,152	(10.3)	$83,756	$85,523	(2.1)
Color	12,172	21,142	(42.4)	71,607	80,741	(11.3)
Corporate & other	(2,315)	(4,987)		(17,879)	(19,769)

Consolidated	$29,735	$38,307	(22.4)	$137,484	$146,495	(6.2)

- MORE -

Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 6

Consolidated Condensed Balance Sheets December 31,	2003	2002

Current assets	$536,730	$475,578
Intangibles (net)	446,475	393,190
Property, plant and equipment (net)	391,798	331,238
Other assets	78,525	85,679

Total Assets	$1,453,528	$1,285,685

Current liabilities	$282,420	$203,901
Long-term debt	525,924	511,707
Accrued employee and retiree benefits	30,208	43,636
Other liabilities	34,858	27,083
Shareholders' equity	580,118	499,358

Total Liabilities and Shareholders' Equity	$1,453,528	$1,285,685

Consolidated Statements of Cash Flows Three Months Ended December 31,
	2003	2002
Net cash provided by operating activities	$15,185	$11,272

Cash flows from investing activities:
Acquisition of property, plant and equipment	(18,185)	(24,406)
Acquisition of new businesses (net of cash acquired)	(2,200)	—
Proceeds from sale of assets	4,051	3,560
Increase in other assets	(351)	(270)

Net cash used in investing activities	(16,685)	(21,116)

Cash flows from financing activities:
Proceeds from additional borrowings	28,728	122,161
Reduction in debt	(25,566)	(98,539)
Purchase of treasury stock	—	(6,942)
Dividends paid	(6,782)	(6,647)
Proceeds from options exercised and other	(864)	1,109

Net cash (used in) provided by financing activities	(4,484)	11,142

Effect of exchange rate changes on cash and cash equivalents	353	699

Net (decrease) increase in cash and cash equivalents	(5,631)	1,997
Cash and cash equivalents at beginning of period	8,881	106

Cash and cash equivalents at end of period	$3,250	$2,103

Supplemental Information Three Months Ended December 31,	2003	2002
Depreciation and amortization	$10,768	$10,280
Dividends per share	$0.1500	$0.1400

# # #